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                                                                      EXHIBIT 11

                       LORAL SPACE & COMMUNICATIONS LTD.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

                                                                          THREE MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Primary:
  Net income (loss) applicable to common shares......................    $  1,301     $ (4,016)
                                                                         ========     ========
  Shares:
     Weighted average common shares outstanding......................     181,473      170,488
     Assumed conversion of Series A convertible preferred stock......      34,801        --
     Common equivalent shares applicable to stock options............       1,198        *
                                                                         --------     --------
     Average number of shares outstanding and common equivalent
      shares.........................................................     217,472      170,488
                                                                         ========     ========
Primary earnings (loss) per common share and common equivalent
  share..............................................................    $   0.01     $  (0.02)
                                                                         ========     ========
Fully Diluted:
  Net income (loss) applicable to common shares......................    $  1,301     $ (4,016)
                                                                         ========     ========
  Shares:
     Weighted average common shares as adjusted for primary
      computation....................................................     217,472      170,488
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average price
      during the quarter.............................................       --           *
                                                                         --------     --------
     Average number of shares outstanding on a fully diluted basis...     217,472      170,488
                                                                         ========     ========
Earnings (loss) per share assuming full dilution.....................    $   0.01     $  (0.02)
                                                                         ========     ========

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* Effect is antidilutive.

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